                                OppenheimerFunds, Inc.
                          Two World Financial Center
                       225 Liberty Street, 11th Street
                        New York, New York 10281-1008

September 1, 2005

The Board of Trustees
Oppenheimer International Diversified Fund
6803 South Tucson Way
Centennial, CO 80112-3924

To the Board of Trustees:

      OppenheimerFunds,  Inc. ("OFI") hereby offers to purchase 10,000 Class A shares,  100 Class B shares,  100 Class C shares,  100 Class N shares, and 100
Class Y shares of Oppenheimer  International Diversified Fund (the "Fund"), at
a net asset  value per share of $10.00 for each such class,  for an  aggregate purchase price of $104,000.00.

      In connection  with such purchase,  OFI represents that such purchase is made  for  investment  purposes  by  OFI  without  any  present  intention  of redeeming or selling such shares.

                              Very truly yours,

                              OppenheimerFunds, Inc.

                              By: /s/     Robert G. Zack
                                  --------------------------------------
                                     Robert G. Zack
                                     Executive Vice President and General
                              Counsel